Exhibit 99.1

Tecnoglass Reports Record Second Quarter 2023 Results

- Record Total Revenues Up 33.2% to $225.3 Million -

- Strong Organic Growth in Both Multifamily/Commercial and Single-Family Residential Businesses -

- Gross Margin of 48.7%, Up 520 Basis Points Year-Over-Year -

- Net Income of $52.6 Million, or $1.10 Per Diluted Share -

- Adjusted Net Income1 of $53.5 Million, or $1.12 Per Diluted Share -

- Adjusted EBITDA1 Up 55.8% Year-Over-Year to $85.0 Million, Representing 37.7% of Total Revenues -

- Produces Strong Cash Flow Excluding Annual Income Tax Payment -

- Backlog Growth Expands 19.4% Year-Over-Year to An All-time High of $797 Million -

- Facility Investments Expand Operational Capacity by 40% to ~$1 Billion of Annual Revenues -

- Increases Full Year 2023 Growth Outlook to Adjusted EBITDA1 of $320 Million to $335 Million on Total Revenues of $830 Million to $855 Million –

BARRANQUILLA, Colombia – August 8, 2023 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of high end architectural windows, glass, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the second quarter ended June 30, 2023.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our second quarter results marked another period of exceptional performance despite a challenging macroeconomic environment. We are reaping the benefits from our strategic investments in our facilities, exemplified by strong second quarter Adjusted EBITDA1 of $85.0 million and industry-leading margins. The cash generating power of our business was again evident in the quarter, producing significant levels of operating cash flow and free cash flow when excluding our annual income tax payment for full year 2022 that was paid during the quarter. These robust results, coupled with our record backlog, demonstrate the resiliency of our business model and further add to our established record of driving profitable growth as we further cement our position as a prominent leader in architectural glass and windows. We believe we are well situated to continue outpacing the growth of our end markets as a result of our vertically integrated structure, automation initiatives, best-in-class customer service, expanding customer relationships and our recently expanded operational capacity. We are proud of the dedication and commitment of our team members and we are firmly situated to deliver another year of record financial performance in 2023.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our facility investments to expand operational capacity have increased our installed production base by over 40% to an amount equivalent to $1 billion of annual revenue, exceeding our prior expectation of $950 million. This on-time and on-budget project is another exciting milestone for Tecnoglass and better enables us to meet the ever-growing demand for our high-performance products, while further shortening lead times and reducing waste. These strategic investments in automation and physical footprint are proving to be well-timed as we continue to produce double-digit growth in both our multifamily/commercial and single-family residential businesses. Our project pipeline and backlog continue to strengthen, underpinned by the sharp rebound in multifamily/commercial demand for our products. Additionally, we continue to gain share in the single-family residential end market through our innovative products and reduced lead times, now approaching five weeks, which are well below the industry average in several product lines. We are targeting new product launches and we are expanding the reach of our in-demand products further into economically sound markets. We will continue to leverage our innovative product portfolio, strong industry relationships, and structural competitive advantages to further capitalize on future demand with a broader geographical footprint and product offering.”

Second Quarter 2023 Results

Total revenues for the second quarter of 2023 increased 33.2% to $225.3 million compared to $169.1 million in the prior year quarter, driven by a significant increase in the Company’s multifamily/commercial activity, strong growth in single-family residential activity and market share gains. Single-family residential revenues increased 15% year-over-year, helped by market share gains and the continued positive demographic trends in the Company’s main markets. Multifamily/commercial revenues increased 48% year-over-year, attributable to an increase in multifamily/commercial construction projects which were previously put on hold during the pandemic or moved into designing and permitting stages in the last 18 months given the positive demographic shifts in the Company’s main markets. Changes in foreign currency exchange rates had an adverse impact of $0.8 million on total revenues in the quarter.

Gross profit for the second quarter of 2023 increased 49.0% to $109.7 million, representing a 48.7% gross margin, compared to gross profit of $73.6 million, representing a 43.5% gross margin in the prior year quarter. The 520 basis point improvement in gross margin mainly reflected higher revenues, favorable pricing dynamics and greater operating efficiencies related to prior automation initiatives.

Selling, general and administrative expense (“SG&A”) was $35.2 million for the second quarter of 2023 compared to $28.1 million in the prior year quarter, with the increase attributable to higher shipping and commission expenses as a result of a higher sales volume, as well as increased corporate costs to support a larger operation. As a percent of total revenues, SG&A was 15.6% for the second quarter of 2023 compared to 16.6% in the prior year quarter driven by better operating leverage.

Net income was $52.6 million, or $1.10 per diluted share, in the second quarter of 2023 compared to net income of $33.4 million, or $0.70 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $0.9 million in the second quarter of 2023 and a $2.5 million gain in the second quarter of 2022. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $53.5 million, or $1.12 per diluted share, in the second quarter of 2023 compared to adjusted net income of $33.0 million, or $0.69 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 55.8% to $85.0 million, or 37.7% of total revenues, in the second quarter of 2023, compared to $54.6 million, or 32.3% of total revenues, in the prior year quarter. The improvement was driven by higher revenues, improved gross margin and SG&A leverage. Adjusted EBITDA1 included a $0.3 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.9 million in the prior year quarter.

Balance Sheet & Liquidity

Cash provided by operating activities for the second quarter of 2023 was $0.2 million, primarily due to the timing of the Company’s annual cash income tax payments mainly for its Colombian entities, which were paid in the second quarter of 2023. Given the increased profitability in 2022, the Company paid approximately $56.5 million in cash income taxes during the second quarter of 2023, fully satisfying what was due for the profit generated by its Colombian entities in 2022. Capital expenditures in the second quarter of 2023 were $22.3 million, largely reflecting the investments to expand and automate operational capacity which has been substantially completed. Capital expenditures are expected to step down significantly during the second half of the year.

The Company ended the second quarter of 2023 with total liquidity of approximately $275.0 million, including $104.7 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Given the Company’s continued growth in Adjusted EBITDA1, net debt leverage remained at all-time low of 0.2x net debt to LTM Adjusted EBITDA1, compared to 0.5x in the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.09 per share for the second quarter of 2023, which was paid on July 31, 2023 to shareholders of record as of the close of business on June 30, 2023.

Full Year 2023 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We are increasing our full year 2023 outlook to reflect strong results through June. We now expect full year 2023 revenues to grow to a range of $830 million to $855 million, representing approximately 18% growth at the midpoint, and entirely organic. We are raising our Adjusted EBITDA1 forecast to a range of $320 million to $335 million. This implies Adjusted EBITDA1 growth of approximately 23% at the midpoint driven by the stronger than anticipated year to date results plus our expectation to deliver strong margins for the remainder of the year. Given the first half weighting of income tax payments and planned growth capex, we expect to deliver stronger free cash flow for the rest of the year. In summary, we believe we are well on our way to achieving another year of record results for full year 2023.”

Webcast and Conference Call

Management will host a webcast and conference call on August 8, 2023 at 10:00 a.m. Eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-269-7751 (domestic) or 1-201-389-0908 (international). Upon dialing in, please request to join the Tecnoglass Second Quarter 2023 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 13740199.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 96% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	Junes 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$104,686	$103,671
Investments	2,365	2,049
Trade accounts receivable, net	185,996	158,397
Due from related parties	1,616	1,447
Inventories	161,767	124,997
Contract assets – current portion	18,077	12,610
Other current assets	53,304	28,963
Total current assets	$527,811	$432,134
Long-term assets:
Property, plant and equipment, net	$266,783	$202,865
Deferred income taxes	112	558
Contract assets – non-current	6,089	8,875
Long-term trade accounts receivable	-	1,225
Intangible assets	2,525	2,706
Goodwill	23,561	23,561
Long-term investments	60,408	57,839
Other long-term assets	4,977	4,545
Total long-term assets	364,455	302,174
Total assets	$892,266	$734,308
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$645	$504
Trade accounts payable and accrued expenses	113,803	90,186
Due to related parties	6,276	5,323
Dividends payable	4,336	3,622
Contract liability – current portion	62,907	49,601
Other current liabilities	47,022	60,566
Total current liabilities	$234,989	$209,802
Long-term liabilities:
Deferred income taxes	$10,602	$5,190
Contract liability – non-current	12	11
Long-term debt	169,003	168,980
Total long-term liabilities	179,617	174,181
Total liabilities	$414,606	$383,983
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	$—	$—
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,673,433 and 47,674,773 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	5	5
Legal Reserves	1,458	1,458
Additional paid-in capital	219,234	219,290
Retained earnings	326,353	234,254
Accumulated other comprehensive loss	(71,152)	(106,187)
Shareholders’ equity attributable to controlling interest	475,898	348,820
Shareholders’ equity attributable to non-controlling interest	1,762	1,505
Total shareholders’ equity	477,660	350,325
Total liabilities and shareholders’ equity	$892,266	$734,308

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022
Operating revenues:
External customers	$224,788	$168,657	$427,094	$302,679
Related parties	492	467	825	993
Total operating revenues	225,280	169,124	427,919	303,672
Cost of sales	(115,610)	(95,492)	(210,494)	(169,707)
Gross profit	109,670	73,632	217,425	133,965
Operating expenses:
Selling expense	(20,487)	(16,616)	(36,807)	(29,984)
General and administrative expense	(14,682)	(11,529)	(32,437)	(24,528)
Total operating expenses	(35,169)	(28,145)	(69,244)	(54,512)
Operating income	74,501	45,487	148,181	79,453
Non-operating income (expenses), net	1,625	161	2,912	503
Equity method income	1,119	1,669	2,568	3,249
Foreign currency transactions (loss) gains	889	2,503	(211)	(406)
Interest expense and deferred cost of financing	(2,321)	(1,715)	(4,594)	(3,183)
Income before taxes	75,813	48,105	148,856	79,616
Income tax provision	(23,248)	(14,692)	(47,919)	(25,250)
Net income	$52,565	$33,413	$100,937	$54,366
Income attributable to non-controlling interest	(120)	(219)	(257)	(319)
Income attributable to parent	$52,445	$33,194	$100,680	$54,047
Comprehensive income:
Net income	$52,565	$33,413	$100,937	$54,366
Foreign currency translation adjustments	27,238	(23,620)	35,049	(9,987)
Change in fair value of derivative contracts	1,823	1,710	(14)	4,332
Total comprehensive income	$81,626	$11,503	$135,972	$48,711
Comprehensive (loss) income attributable to non-controlling interest	(120)	(219)	(257)	(319)
Total comprehensive income attributable to parent	$81,506	$11,284	$135,715	$48,392
Basic income per share	$1.10	$0.70	$2.12	$1.14
Diluted income per share	$1.10	0.70	$2.12	$1.14
Basic weighted average common shares outstanding	47,674,041	47,674,773	47,674,403	47,674,773
Diluted weighted average common shares outstanding	47,674,041	47,674,773	47,674,403	47,674,773

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$100,937	$54,366
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	1,899	580
Depreciation and amortization	9,914	10,462
Deferred income taxes	4,130	(1,016)
Equity method income	(2,568)	(3,249)
Deferred cost of financing	610	726
Other non-cash adjustments	118	6
Unrealized currency translation (loss) gains	(14,609)	911
Changes in operating assets and liabilities:
Trade accounts receivable	(24,778)	(4,792)
Inventories	(15,584)	(31,343)
Prepaid expenses	(1,660)	(690)
Other assets	(22,550)	1,652
Trade accounts payable and accrued expenses	16,167	16,488
Taxes payable	(20,153)	2,260
Labor liabilities	345	125
Other liabilities	(57)	(2,047)
Contract assets and liabilities	10,843	17,538
Related parties	210	1,020
CASH PROVIDED BY OPERATING ACTIVITIES	$43,214	$62,997

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(193)	(933)
Acquisition of property and equipment	(37,886)	(26,250)
CASH USED IN INVESTING ACTIVITIES	$(38,079)	$(27,183)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(7,868)	(6,196)
Stock buyback	(56)	-
Proceeds from debt	98	241
Repayments of debt	(6)	(15,367)
CASH USED IN FINANCING ACTIVITIES	$(7,832)	$(21,322)

Effect of exchange rate changes on cash and cash equivalents	$3,711	$(883)

NET INCREASE IN CASH	1,014	13,609
CASH - Beginning of period	103,672	85,011
CASH - End of period	$104,686	$98,620

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$5,556	$2,387
Income Tax	$82,807	$7,552

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$7,223	$5,835

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Twelve months ended
	June 30,			June 30,
	2023	2022	% Change	2023	2022	% Change
Revenues by Region
United States	214,725	161,478	33.0%	809,469	534,103	51.6%
Colombia	5,962	4,816	23.8%	18,862	19,385	(2.7%)
Other Countries	4,593	2,830	62.3%	12,487	13,662	(8.6%)
Total Revenues by Region	225,280	169,124	33.2%	840,817	567,150	48.3%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended			Twelve months ended
	June 30,			June 30,
	2023	2022	% Change	2023	2022	% Change

Total Revenues with Foreign Currency Held Neutral	226,067	169,124	33.7%	844,237	567,150	48.9%
Impact of changes in foreign currency	(786)	-		(3,420)	-
Total Revenues, As Reported	225,280	134,548	33.2%	840,817	567,150	48.3%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Net (loss) income	52,565	33,413	100,937	54,366
Less: Income (loss) attributable to non-controlling interest	(120)	(219)	(257)	(319)
(Loss) Income attributable to parent	52,445	33,194	100,680	54,047
Foreign currency transactions losses (gains)	(889)	(2,503)	211	406
Non-Recurring expenses (non-recurring professional fees, capital market fees, provision for bad debt, other non-core items)	2,421	1,324	5,696	4,811
Joint Venture VA (Saint Gobain) adjustments	(43)	936	392	972
Tax impact of adjustments at statutory rate	(476)	73	(2,016)	(1,857)
Adjusted net (loss) income	53,458	33,024	104,963	58,379

Basic income (loss) per share	1.10	0.70	2.12	1.13
Diluted income (loss) per share	1.10	0.70	2.12	1.13

Diluted Adjusted net income (loss) per share	1.12	0.69	2.20	1.22

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	47,675	47,675	47,675
Basic weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675
Diluted weighted average common shares outstanding in thousands	47,675	47,675	47,675	47,675

	Three months ended		Six months ended
	June 30,		June 30,
	2023	2022	2023	2022

Net (loss) income	52,565	33,413	100,937	54,366
Less: Income (loss) attributable to non-controlling interest	(120)	(219)	(257)	(319)
(Loss) Income attributable to parent	52,445	33,194	100,680	54,047
Interest expense and deferred cost of financing	2,321	1,715	4,594	3,183
Income tax (benefit) provision	23,248	14,692	47,919	25,250
Depreciation & amortization	5,147	5,211	9,914	10,462
Foreign currency transactions losses (gains)	(889)	(2,503)	211	406
Non-Recurring expenses (non-recurring professional fees, capital market fees, provision for bad debt, other non-core items)	2,421	1,324	5,696	4,811
Joint Venture VA (Saint Gobain) EBITDA adjustments	313	936	1,828	1,761
Adjusted EBITDA	85,006	54,569	170,842	99,920